Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Pension Committee and the Board of Directors

Horace Mann Educators Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-98917) on Form S-8 of Horace Mann Supplemental Retirement and Savings Plan (the Plan) of our report dated June 28, 2012 with respect to the statements of net assets available for benefits of the Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Horace Mann Supplemental Retirement and Savings Plan.

/s/ KPMG LLP

Chicago, IL

June 28, 2012

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